EXHIBIT 5 - FORM OF LEGAL OPINION

                                 LAW OFFICES OF
                             HAROLD H. MARTIN, P.A.
                      21311 WEST CATAWBA AVENUE, SUITE 300
                              CORNELIUS, NC 28031

*ALSO ADMITTED IN     TELEPHONE
  NEW YORK            704-894-9760


FACSIMILE
704-894-9759
November 26, 2003


Board of Directors
New Dynamic Marketing, Inc.
211 East Prospect Road
Oakland Park, Florida  33334

Re: 3,384,334 Shares to be Registered on Form SB-2 (the "Shares")

Gentlemen:

We have acted as counsel for New Dynamic Marketing, Inc., a Florida corporation (the "Company"), and certain of its shareholders (the "Selling Shareholders") in connection with the registration of the Shares described in the prospectus of the Company dated November 26, 2003 (the "Prospectus"), contained in the Registration Statement on Form SB-2 (the "Registration Statement") of the Company. In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:
(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; (c) Certificates from the Secretary of State of the State of Florida, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Florida; (d) Share Certificates of the Company; and (e) The Registration Statement. In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or as photostatic copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct business as described in the Registration Statement.

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, with a par value of $.001 per share, of which there are outstanding 11,404,000 shares (including

Board of Directors of
New Dynamic Marketing, Inc.
November 26, 2003



the Shares), and 10,000,000 shares of Preferred Stock, with a par value of $.001 per share, of which 350,000 shares of Class A Convertible Preferred Stock are outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

          Very truly yours,

               LAW OFFICES OF HAROLD H. MARTIN, P.A.



               By: /s/ Harold H. Martin
                   --------------------
                   Harold H. Martin
                   Principal



HHM:hhm